EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-101013) pertaining to Dr. Reddy’s Employees Stock Option Scheme, 2002, of Dr. Reddy’s Laboratories Limited;
2.	Registration Statement (Form S-8 No. 333-141072) pertaining to Dr. Reddy’s Employees ADR Stock Option Scheme, 2007, of Dr. Reddy’s Laboratories Limited; and
3.	Registration Statement (Form S-8 No. 333-227193) pertaining to Dr. Reddy’s Employees Stock Option Scheme, 2018, of Dr. Reddy’s Laboratories Limited.

of our reports dated June 13, 2023, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Dr. Reddy’s Laboratories Limited included in this Annual Report (Form 20-F) of Dr. Reddy’s Laboratories Limited for the year ended March 31, 2023.

/s/ Ernst & Young Associates LLP

June 13, 2023